Exhibit 99.1
NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS
OF GROUP 1 AUTOMOTIVE, INC.
December 20, 2010
Federal securities laws require us to send you a notice to advise you that the Group 1 Automotive, Inc. 401(k) Savings Plan has undergone a “blackout period” within the meaning of Section 101(i)(7) of ERISA (a “Blackout Period”) in connection with a change in the Plan’s recordkeeper. The Blackout Period began at 4:00PM Eastern Time on October 22, 2010 and ended at 12:40PM Eastern Time on November 12, 2010. During the Blackout Period, participants and beneficiaries in the Plan were temporarily unable to change their contribution rates, request withdrawals or distributions, request new loans, or direct or diversify investments under the Plan.
Under Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Regulation BTR under the Securities Exchange Act of 1934, as amended, during the Blackout Period, all directors and executive officers of Group 1 Automotive, Inc. (“Group 1”) were prohibited, with limited exceptions, from purchasing, selling or otherwise acquiring or transferring any Group 1 common stock (including exercising stock options) or any derivatives of Group 1 common stock, regardless of whether the director or officer participates in the Plan. As a director or executive officer of Group 1, these prohibitions applied to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose stock ownership may be attributed to you. The trading prohibition did not apply, however, to certain transactions, such as qualified Rule 10b5-1 trading plan transactions, bona fide gifts or transactions involving equity securities that were not acquired in connection with your services as a director or executive officer.
Any profit realized by a director or executive officer from any non-exempt transaction involving Group 1 common stock during the Blackout Period is recoverable by Group 1.
In the case of any questions about the Blackout Period, you may contact J. Brooks O’Hara, Vice President, Human Resources, Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024, or by telephone at (713) 647-5723.